                      ALL AMERICAN FOOD GROUP, INC. AND
          SUBSIDIARIES SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE


                                                                    Nine Months
                                  Year Ended        Year Ended         Ended
                                  October           October 31,     October 31,
                                  ----------        -----------     ------------
       PRIMARY                       1997               1996            1995
       -------                    ----------        -----------     ------------
Net Loss                         ($5,698,519)       ($1,973,592)    ($1,151,545)
Loss - increase in carrying
 amount of redeemable preferred
 stock                               (48,385)           562,678             ---
                                   ---------         ----------      ----------
                                  (5,746,904)       ($2,536,270)    ($1,151,545)
                                   =========         ==========      ==========

Weighted average number of
 common shares outstanding         3,634,442            943,150         943,150
  Add - common shares (determined
  using the "treasury stock"
  (method) representing additional
  shares (1) as if those shares
  were outstanding for all periods)      -0-            430,558         430,558
                                    ---------         ----------      ----------
Weighted average number of shares
 used in calculation of primary
 loss per share                    3,634,442          1,375,708       1,373,708
                                   =========         ==========      ==========
Primary net loss per common
 shares                               ($1.58)            ($1.85)         ($0.84)
                                   =========         ==========      ==========

       FULLY DILUTED
       -------------

Net loss for primary loss per
 common shares are for fully
 diluted per share amounts       ($5,746,904)       ($2,536,270)    ($1,151,545)
                                   =========         ==========      ==========
Weighted average number of
 shares used in calculating
 primary loss per share            3,634,442          1,373,708       1,373,708

Add incremental shares
 representing:
  Shares issuable upon conversion

   of convertible preferred stock    486,467            712,500         713,782
  Shares issuable upon exercise
   of stock options                  405,000             15,000          15,000
                                    ---------         ----------      ---------
Weighted average number of shares
 used in calculation of fully
 diluted loss per share            4,525,909          2,101,208       2,103,490
                                   =========         ==========      ==========
Fully diluted net loss per
 common share                         ($1.27)            ($1.21)         ($0.56)
                                   =========         ==========      ==========

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(1)  Additional shares represent the number of shares and options issued within the twelve months prior to the company filing a registration statement on May 3, 1996 for an initial public offering (IPO) that were issued for consideration per share or at an exercise price per share less than the IPO price of $3.50 per share.